EXHIBIT 10(a)5

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

THE SOUTHERN COMPANY

Only non-employee directors are compensated for service on the Board of Directors (the "Board") of The Southern Company.

Effective January 1, 2011, the pay components are as follows:

•	Annual Cash Retainer Fee:	$100,000
•	Committee Chair Annual Retainer:	$12,500
•	Presiding Director Annual Retainer:	$12,500
•	Annual Stock Retainer Fee:	$105,000 payable in deferred common stock units until Board membership ends
•	Board Meeting Fees:
Meeting fees are not paid for participation in the initial eight meetings of the Board in a calendar year.  If more than eight meetings of the Board are held in a calendar year, $2,500 will be paid for participation in each meeting of the Board beginning with the ninth meeting.